Exhibit 4.31

SERIES E PREFERRED SHARE

PURCHASE AGREEMENT

among

CTI SQUARED LTD.
(the “Company”)

and

AUDIOCODES LTD.
(the “Purchaser”)

Dated as of November 13, 2005

SERIES E PREFERRED SHARE
PURCHASE AGREEMENT

This Series E Preferred Share Purchase Agreement dated as of November 13, 2005 (the “Agreement”) by and among CTI Squared Ltd., a company organized under the laws of Israel (the “Company”), and AudioCodes Ltd., a company organized under the laws of Israel (“Purchaser”):

        WHEREAS, the Company wishes to issue and sell to the Purchaser an aggregate of 34,782,609 authorized but unissued Series E Preferred Shares, par value NIS 0.01 per share, of the Company (the “Preferred Shares”) at a price of $0.02875 per Preferred Share (the “Purchase Price”), totaling an aggregate purchase price of $1,000,000 (the “Aggregate Purchase Price”); and

        WHEREAS, the Purchaser wishes to purchase the Preferred Shares on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the Company wishes to issue and sell the Preferred Shares on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1
THE TRANSACTION

SECTION 1.01.      Issuance, Sale and Delivery of the Preferred Shares. Subject to and in accordance with the terms and conditions hereof, at the Closing, the Company shall:

(a) issue and sell to Purchaser, and Purchaser shall purchase from the Company, the Preferred Shares for the Aggregate Purchase Price. The Preferred Shares shall constitute ten percent (10%) of the Company’s share capital on a Fully-Diluted Basis (as hereinafter defined), after the Closing. “Fully Diluted Basis” shall include conversion of all warrants, options, convertible loans and other convertible securities, all shares to be issued as a result of any existing anti-dilution protection, and all options issued to employees, directors and consultants, but excluding the First Option (as defined below) and the conversion of a loan pursuant to the Convertible Loan Agreement between the Company and the Purchaser dated August 15, 2005 (the “Bridge Loan”), which loan shall automatically convert to Preferred Shares upon the Closing, at a price per share equal to the Purchase Price.

(b) issue to Purchaser, in the form attached hereto as Exhibit A, an option (the “First Option”) in the amount of $1,000,000 to acquire that number of Series E Preferred Shares, that together with the Preferred Shares issued at the Closing, shall constitute twenty percent (20%) of the Company’s share capital on a Fully-Diluted Basis. The First Option shall be exercisable at Purchaser’s sole discretion, exercisable in whole or in part, at once or in installments, at any time during the period terminating twelve (12) months after the Closing Date, all in accordance with the terms and conditions of the First Option agreement attached hereto as Exhibit A.

(c) enter into an option agreement with the Purchaser (the “Second Option”) in substantially the form attached hereto as Exhibit B, in which the Purchaser is granted an option to purchase from the shareholders of the Company all of the then outstanding shares of the Company other than those issued pursuant to this Agreement and under the First Option, for aggregate consideration of (i) ten million dollars ($10,000,000) or (ii) five million dollars ($5,000,000) plus 375,000 shares of the Purchaser, as shall be determined by a written notice signed by the holders of the majority of the Series D Preferred Shares of the Company. The Second Option shall be exercisable at Purchaser’s sole discretion, exercisable at any time during the period terminating twelve (12) months after the Closing Date, upon a prior written notice to the Company of at least thirty (30) but not more than ninety (90) days. The Second Option shall be in accordance with the terms and conditions of the Second Option agreement set forth in Exhibit B attached hereto.

SECTION 1.02.      Closing. The closing shall take place at the offices of Danziger, Klagsbald & Co., Law Offices, 7 Menachem Begin St., Ramat Gan, Israel, three (3) days after the fulfillment of the closing conditions as noted hereinafter in Article 5, or at such other location, date and time as may be agreed upon between the Purchaser and the Company (such closing being called the “Closing” and such date and time being called the “Closing Date”). At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered unless waived in whole or in part by the applicable party:

(a) The Company shall issue and deliver to Purchaser (i) a share certificate, registered in the name of Purchaser, representing the Preferred Shares being purchased at the Closing (ii) an executed First Option in the form of Exhibit A; (iii) a fully executed Second Option in the form of Exhibit B including full execution of the Registration Rights Agreement attached thereto; and (iv) a Registration Rights Agreement in the form of Exhibit C (the “Rights Agreement”, and together with this Agreement, the First Option and the Second Option, the “Transaction Documents”).

(b) As payment in full for the Preferred Shares being purchased by it under this Agreement, and against delivery of the share certificate therefor as aforesaid, on the Closing Date, Purchaser shall (i) convert all monies advanced to the Company pursuant to the Bridge Loan into an investment hereunder, on the terms and conditions hereof, whereupon such loan shall be fully discharged, and (ii) cause the transfer to the Company of six hundred fifty thousand dollars ($650,000) in immediately available funds, by wire transfer, or such other form of payment as is mutually agreed by the Company and the Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company, acknowledging that Purchaser is entering into this Agreement in reliance hereon, represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule attached as Schedule I (the “Disclosure Schedule”) as of the date hereof and as of the Closing Date:

SECTION 2.01.      Organization, Qualifications and Corporate Power.

(a) The Company is an Israeli company duly incorporated and validly existing under the laws of Israel and, if required by any applicable law, is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations or financial condition of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as currently proposed by the Company to be conducted except as may be otherwise requested by Purchaser (hereinafter referred to as ” and as proposed to be conducted”, to execute, deliver and perform the Transaction Documents, to issue, sell and deliver the Preferred Shares issued hereunder and pursuant to the First Option upon exercise (the “First Option Shares”) and to issue and deliver the Ordinary Shares, NIS 0.01 par value per share, of the Company (“Ordinary Shares”) issuable upon conversion of the Preferred Shares and First Option Shares (the “Conversion Shares”), and to perform its obligations pursuant to the Second Option upon exercise. The Company has furnished the Purchaser with copies of its Memorandum of Association and Articles of Association, as amended to date (the “Corporate Documents”). Said copies are true, correct and complete copies of the sole constituent documents of the Company, duly adopted by the shareholders of the Company, and reflects all amendments in effect on the date hereof.

SECTION 2.02.      Authorization of Agreements, Etc.

(a) The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the Preferred Shares and, upon exercise, of the First Option Shares, and the issuance and delivery of the Conversion Shares have been (or will be prior to the Closing) duly authorized by all requisite corporate action and, as at the Closing, will not violate any provision of applicable law, any order of any court or other agency of government applicable to the Company, the Corporate Documents, as amended, or any provision of any indenture, agreement or other instrument to which the Company, or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company, which could materially and adversely affect the business, properties, or condition (financial or otherwise) affairs, operations or assets of the Company.

(b) The Preferred Shares and First Option Shares have been (or will be prior to the Closing) duly authorized and, when issued in accordance with this Agreement and due exercise of the First Option, as applicable, will be validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, or claims, imposed by or through the Company, except as set forth in applicable securities laws. The First Option Shares have been (or will be prior to the Closing) duly reserved for issuance upon exercise of the First Option, and the Conversion Shares have been (or will be prior to the Closing) duly reserved for issuance upon conversion of the Preferred Shares and First Option Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, or claims, imposed by or through the Company, except as set forth in applicable securities laws. As at the Closing Date, neither the issuance, sale or delivery of the Preferred Shares or the First Option Shares nor the issuance or delivery of the Conversion Shares shall be subject to any preemptive right of shareholders of the Company or to any right of first refusal or other right in favor of any person. As at the Closing Date, the exercise of the Second Option shall not be subject to the right of first refusal or any other right in favor of any person.

SECTION 2.03.      Subsidiaries.

The Company does not (i) own of record or beneficially, directly or indirectly, (A) any share capital or securities convertible into share capital of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity, other than CTI Squared Inc., a Delaware corporation, which is a wholly-owned subsidiary of the Company.

SECTION 2.04.     Validity.

This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

SECTION 2.05.      Authorized Share Capital.

(a) Immediately prior to the Closing, the authorized share capital of the Company shall equal NIS7,800,000, divided into 780,000,000 shares par value NIS 0.01 each, consisting of: 78,260,870 Series E Preferred Shares, par value NIS 0.01 each, of which none are issued and outstanding; 288,906,400 Series D Preferred Shares, par value NIS 0.01 each, of which 288,906,400 are issued and outstanding; 10,490,080 Series C Preferred Shares, par value NIS 0.01 each of which 1,098,655 are issued and outstanding, 150,000 Series C1 Preferred Shares, par value NIS 0.01 each, of which 82,440 are issued and outstanding; 3,297,200 Series B Preferred Shares, par value NIS 0.01 each, of which 2,809,600 are issued and outstanding; 874,600 Series B1 Preferred Shares, par value NIS 0.01 each, of which 744,200 are issued and outstanding; 345,600 Series B2 Preferred Shares, par value NIS 0.01 each, of which 293,800 are issued and outstanding; 3,748,800 Series A Preferred Shares, par value NIS 0.01 each of which 2,000,000 are issued and outstanding and 393,926,450 Ordinary Shares, of which 3,706,200 are issued and outstanding; and

(b) The Disclosure Schedule sets forth the number of Ordinary Shares that have been reserved for issuance under the Company’s employee share option plans, the number of options granted under such plans and the vesting status of such granted options.

The shareholders of record and holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire from the Company equity securities of the Company, and the number of Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares, Series B1 Preferred Shares, Series C Preferred Shares, Series C1 Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by each, prior to the Closing and as of the Closing, and as of the exercise of the First Option (assuming for such purpose that no changes in the capitalization of the Company that shall mandate a change in the number of shares underlying the First Option shall occur prior to the exercise of the First Option), are as set forth in the Capitalization Table and Option Table attached as Schedule II. Immediately after the Closing, the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized share capital of the Company shall be as set forth in the Amended Articles of Association attached hereto as Exhibit D (“Amended Articles”) and in the Transaction Documents, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions shall be valid, binding and enforceable against the Company and in accordance with all applicable laws. Except as set forth in the attached Schedule II, (i) no person owns of record beneficially any shares of the Company, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company equity securities of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Amended Articles or as set forth in the attached Schedule II, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in the attached Schedule I and the Transaction Documents, to the best of the Company’s knowledge, there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a party thereto). All of the outstanding securities of the Company were issued in compliance with all applicable securities laws.

SECTION 2.06.      Financial Statements.

(a) The Company has furnished to the Purchaser the Company's:

    (i)        audited, consolidated, United States Dollar-denominated annual financial statements (including a balance sheet, statement of income, changes in shareholders' equity and cash flow and the notes thereto), as of and for the period ended December 31, 2004; and

(ii) the unaudited, consolidated, U.S. Dollar-denominated balance sheet, statement of profit and loss, statement of cash flow for the period ended June 30, 2005.

((i) and (ii) are collectively referred to herein as the “Financial Statements”), together with the customary report thereon of the independent certified public accountants in respect of the audited financial statements. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with Israeli generally accepted accounting principles (“GAAP”) consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended.

(b) Except as set forth in Schedule I and/or disclosed in the Financial Statements, the Company has no material liabilities or obligations of any type or nature, whether absolute, accrued, contingent or otherwise which exceed $25,000 individually and, in respect of related individual liabilities, $100,000 in the aggregate.

SECTION 2.07.      Events Subsequent to the Date of Financial Statements. Since December 31, 2004, except as set forth in Schedule I, none of the Company’s business, financial condition, operations, property or affairs, has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against, relating directly to the Company, and, except as set forth in Schedule I the Company has not:

(a) issued any stock, bond or other corporate security;

(b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business;

(c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and current liabilities incurred since the date of the Financial Statements in the ordinary course of business;

(d) declared or made any payment or distribution to shareholders or purchased or redeemed any of its share capital or other security;

(e) mortgaged, pledged, encumbered or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable;

(f) sold, assigned or transferred any of its material tangible assets except in the ordinary course of business, or cancelled any debt or claim;

(g) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset;

(h) suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business;

(i) made any material change in employee compensation;

(j) made any material change in the nature of the business or operations of the Company;

(k) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; or

(l) entered into any commitment (contingent or otherwise) to do any of the foregoing.

SECTION 2.08.      Litigation. Except as set forth in Schedule I, there is no (i) action, suit, claim, or other judicial or administrative proceeding or investigation to which the Company is a party pending or, to the Company’s knowledge, threatened against the Company or its directors (in their capacity as such), or to the Company’s knowledge any of its officers or employees (in their capacity as such), at law or in equity, or before or by any municipal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding to which the Company or its directors (in their capacity as such) are parties or to the Company’s knowledge any of its officers or employees (in their capacity as such) are parties pending under collective bargaining agreements or otherwise or (iii) governmental inquiry to which the Company is a party pending or, to the best of the Company’s knowledge, threatened against the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit). The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its respective business, prospects, financial condition, operations, property or affairs. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any municipal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company or its directors (in their capacity as such) or to the Company’s knowledge any of its officers or employees (in their capacity as such) pending, threatened or contemplated against others.

SECTION 2.09.      Compliance with Law. To the best of the Company’s knowledge the Company has complied with all laws, rules, regulations and orders applicable to its respective business, operations, properties, assets, products and services, the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and, to its knowledge, as proposed to be conducted, and the Company has been operating its respective business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations, except where any failure, violation or non-compliance related to any of the above would not have a material adverse effect on the business, operations or financial condition of the Company. The Company is not aware of any existing law, rule, regulation or order applicable to the Company (other than general corporate law and regulation similarly affecting all companies), which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its respective business in any jurisdiction in which it is now conducting business or as it proposes to conduct its business. The Company is not in violation of, or in default under, any provisions of the Articles of Association.

SECTION 2.10.      Proprietary Information of Third Parties. No third party has claimed: (a) in writing delivered to the Company, or (b) orally within the year prior to Closing, to the Company’s Chief Executive Officer, Chief Technology Officer, VP R&D and/or Chief Financial Officer (“Senior Management”) or, to the Company’s knowledge, has a reason to claim that any person employed by or affiliated with the Company has

(a) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party by reason of such person’s employment or affiliation with the Company; or

(b) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

To the best of the Company’s knowledge, the carrying on of the businesses and the business as proposed to be conducted by any officer, director or employee of the Company, will not conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

SECTION 2.11.      Title to Assets, Intellectual Property Rights.

(a) Title to Assets. The Company has good and marketable title to all of its tangible assets and properties, free of any mortgages, pledges, charges, liens, security interests or other encumbrances of any kind, except tax or materialmens’ liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings or liens or encumbrances which have arisen in the ordinary course of business. To the Company’s best knowledge, the Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. Schedule III contains a complete and accurate list of the tangible property owned or leased by Company.

(b) “Items” in this Agreement shall mean any and all of the following, in any and all legal jurisdictions around the world (i) patents, whether in the form of utility patents or design patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and renewals (together “Patents”); (ii) trademarks, service marks, service names, trade names, designs, logos, trade dress and trade styles, domain names and corporate names, whether or not registered, and all registrations and applications for registration of the same (together “Trademarks”); all applications for any of the foregoing, and (iii) every license, agreement or other permission received from any third party with respect to any of its Intellectual Property, (iv) registered copyrights and applications therefore, if any, and (v) registered mask works and applications for registration thereof, if any.

(c) Set forth in Schedule I is a list of all Items that are owned by or registered in the name of the Company in any jurisdiction worldwide, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed), and indicating for each license agreement, the title and date of the license agreement and, with respect to the Items related to the Computer Programs, all Software Contracts. The Company is listed in the records of the appropriate domestic or foreign agency as the sole or joint owner of record for each application and registration relating to the Items that are owned by the Company, and all joint owners, if applicable, are listed in Schedule I and identified as joint owners. The registrations of any Intellectual Property rights owned by the Company and detailed in Schedule I are subsisting, in full force and effect, and have not been canceled, expired, or abandoned. To the Company’s knowledge, there is no pending or threatened opposition, interference, re-examination, or cancellation proceeding before any court or registration authority in any jurisdiction against the applications and registrations listed in the Company’s name in Schedule I.

(d) Without derogating from the representations herein, the Company has delivered to the Purchaser correct and complete copies of all Items (as amended to date), and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Item.

(e) “Intellectual Property” in this Agreement shall mean any and all of the following, in any and all legal jurisdictions around the world: (i) the Items, (ii) trade secrets and confidential business information, including without limitation, know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information, (iii) manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, technical data, business and marketing plans and customer and supplier lists and information (together “Trade Secrets”), and (iv) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions). The licenses to any Intellectual Property licensed to the Company set forth in Schedule I have not been canceled, expired, or abandoned, by the Company, and, to the Company’s knowledge, by any third party licensor.

(f) Except for the Intellectual Property rights expressly identified on Schedule I and other than in-bound “shrink-wrap” end-user licenses that are not used for software development or in any software, products or services provided by the Company to customers, the licenses granted to the Company under the license agreements to which the Company is a party are perpetual and irrevocable licenses, and without obligation to pay royalty or commission.

(g) To the knowledge of the Company, the Intellectual Property that is owned by the Company is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(h) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been served on the Company or to the knowledge of the Company, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property owned or used by the Company. The Company has no reason to believe that any Intellectual Property owned or used by the Company may be invalid or unenforceable.

(i) To the knowledge of the Company, the conduct of the Company’s businesses as now conducted and as proposed to be conducted, and all products and processes, as now or as currently proposed by the Company to be manufactured, marketed, licensed, distributed, offered, sold, imported or used by the Company, do not violate or infringe any right or claim of others or any license, misappropriate any Trade Secrets, or infringe (either directly or indirectly, including without limitation through contributory infringement or inducement to infringe) any Intellectual Property of any other person.

(j) To the Company’s knowledge, no third party is misappropriating, infringing, or violating any Intellectual Property owned or exclusively licensed by the Company; and no such claims have been brought against any third party by the Company.

(k) Except as set forth in Schedule I, the Company is not a party to any agreement that obligates it to compensate any person for the use of any Intellectual Property, whether requiring the payment of royalties or not. Except as set forth in Schedule I, the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Right. Except as set forth in Schedule I, there are no settlements, covenants not to sue, consents, judgments, or orders or any similar obligations to which the Company’s is a party, that: (1) restrict the Company’s rights to use any of its Intellectual Property or, (2) restrict the Company’s business as now conducted or as proposed to be conducted with respect to its products and services currently under development, in order to accommodate a third party’s Intellectual Property.

(l) The Company has complied in all respects with the requirements of, and has filed all documentation required in dealing with, the US Patent and Trademark Office, and any other local or foreign patent registry agency in which its patent applications were filed; and the registrations of these Patents are fully valid and in effect, and to the Company’s knowledge there is no prior act or any other publication which renders the inventions of the Company, referred to in the Patents, and related documentation invalid in any manner.

(m) The Company has taken all customary measures necessary to ensure that any and all Intellectual Property of any kind which has been developed and is currently being developed, by any employee of the Company shall be the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of each Item, Trade Secrets and the other Intellectual Property, which measures are customary, including without limitation, requiring all of its current and former personnel, including without limitation employees and agents, and all of its current and former consultants and contractors, who, either alone or in concert with others, developed, invented, discovered, derived, programmed, designed or otherwise had knowledge of, or access to, the Intellectual Property, to execute written non-disclosure agreements. No Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such Trade Secrets. Neither the Company nor, to the Company’s knowledge, any other party to any non-disclosure agreement relating to the Company’s Trade Secrets is in breach or default thereof.

(n) None of the Company’s employees, consultants or the Founders owns any Intellectual Property that is listed herein as Intellectual Property owned by the Company, and the Company owns all title and rights in such Intellectual Property which have been developed by, or in which any rights may have belonged to, in whole or in part, any of the Company’s employees, consultants or the Founders that is listed herein as Intellectual Property owned by the Company. Other than as stated on Schedule I, the Intellectual Property owned or used by the Company is sufficient for the Company to conduct its business as currently conducted and as proposed to be conducted. Erez Marom, Aaron Tzadikov, Erez-Net Holdings Ltd. and Aaron-Com Holdings Ltd. are referred to herein, each, as a “Founder” and collectively the “Founders”.

(o) The Company has not received any written communications and the Senior Management has not received, within one year prior to Closing, any oral communications, alleging that the Company has violated or by conducting its business as is currently being conducted, would violate any Intellectual Property rights of any other person or entity.

(p) Except as set forth in Schedule I, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated herein, including the performance of the First Option and the Second Option, will not result in the loss or impairment of the Company’s right to own, license or use any Intellectual Property that it currently uses, and will not require the consent of any governmental authority or third party in respect of any use of such Intellectual Property which consent has not been obtained prior to the Closing.

(q) It is not, and will not become, necessary to utilize any inventions of any of the Founders or, to the Company’s knowledge, the Company’s current and former employees (or people the Company currently intends to hire) made prior to their engagement with the Company other than those that have been assigned to the Company pursuant to the Non-Competition, Non-Disclosure, Non-Solicitation and Assignment Agreements signed by the Founders or such employee and consultants.

SECTION 2.12.      Computer Programs.

“Computer Program(s)” means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result) and portions thereof, and (ii) all associated data and compilations of data, regardless of their form or embodiment. “Computer Programs” shall include, without limitation, all source code, object code, natural language code, all versions, all screen displays and designs, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

Each and every Computer Program included in whole or in part in the Company’s products is either: (i) owned by the Company, (ii) to the Company’s best knowledge currently in the public domain or otherwise available for use, modification and distribution by the Company without a license from or the approval or consent of any third party, or (iii) licensed or otherwise used by the Company pursuant to the terms of a valid, binding written agreement (each such written agreement in this SECTION 2.12(iii), a “Software Contract”). The Company is not required to give its products for free as a result of the use of any open source, GNU or shareware software. Schedule I identifies all Software Contracts.

SECTION 2.13.      Insurance. A complete list of all the Company’s insurance policies is set forth on Schedule I. The Company has not taken any action, or to its knowledge omitted to take any action, which could render any such insurance policy void or voidable or which could result in a material increase in the premium for any such insurance policy. No written notice of any termination or threatened termination of any of such policies has been received, and to the knowledge of the Company such policies are in full force and effect. To the knowledge of the Company, all said policies of insurance will continue in full force and effect immediately following the Closing.

SECTION 2.14.      Taxes. The Company has timely filed all tax returns required to be filed by it, and the Company has timely paid all taxes owed (whether or not shown on any tax return). The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. All such tax returns were complete and correct in all respects, and such tax returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. The Company established adequate reasonable reserves for all taxes accrued but not yet payable. The Company will use its best efforts not to incur any liability for taxes through the Closing Date except in the ordinary course of business and consistent with the Company’s past tax reporting practices. The Company has never been audited by and no issues have been raised or adjustments made or proposed by any tax authority, domestic or foreign, in connection with any such taxes or tax returns. No deficiency assessment with respect to or proposed adjustment of the Company’s taxes is pending or, to the Company’s knowledge, threatened. There is no tax lien (other than for current taxes not yet due and payable), imposed by any taxing authority, domestic or foreign, outstanding against the assets, properties or business of the Company. Except as set forth in Schedule I, all material tax elections of any type which the Company has made as of the date hereof are set forth in the financial statements referred to in Section 2.06.

SECTION 2.15.      Other Agreements. The Company represents and warrants it has delivered, disclosed or made available to Purchaser all currently effective written or oral agreements, and all currently effective written contracts, commitments and other instruments and arrangements to which the Company is a party (the “Contracts”). The Contracts so delivered, disclosed or made available by the Company are listed in Schedule IV.

(a) Except for the Contracts listed in Schedule IV, the Company is not a party to or bound by any currently effective contract, including, without limitation:

(i) any contract with a customer, user, supplier or distributor;

(ii) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other entity or person;

    (iii)        any contract with any entity with whom the Company does not deal at arm's length, any contract entered into not in the ordinary course of business, or any contract with an interested or related party of the Company;

(iv) any contracts involving exclusivity or other forms of "most favored nation" arrangements;

(v) agreement under which it has granted any person any registration rights;

(vi) agreement which entitles a party to terminate or revise its obligations as a result of performance of the First Option and/or the Second Option;

(vii) any agreement not terminable by the Company without cause and without penalty upon notice of thirty (30) days or less.

The Company has, and to the Company’s knowledge all other parties have, in all material respects performed all their obligations required to be performed by it/them to date (or each non performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), received no notice of default and is not in default (with due notice or lapse of time or both) under any agreement, instrument, commitment, plan or arrangement to which the Company is a party or by which it or its property may be bound, in each such event which breach or default would have a material adverse effect on the business, operations or financial condition of the Company. The Company has no present expectation or intention of not fully performing all its obligations under each such agreement, instrument, commitment, plan or arrangement, and the Company has no knowledge of any breach by the other party to any agreement, instrument, commitment, plan or arrangement to which the Company is a party which breach or default would have a material adverse effect on the business, operations or financial condition of the Company. The Company is in full compliance with all of the terms and provisions of its current Articles.

SECTION 2.16.      Loans and Advances. The Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

SECTION 2.17.      Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

SECTION 2.18.      Significant Suppliers. No supplier which was significant to the Company during the period covered by the Financial Statements or which has been significant to the Company thereafter, has terminated, materially reduced or threatened orally within the year prior to Closing, to Senior Management, or in writing to terminate or materially reduce its provision of products or services to the Company.

SECTION 2.19.      Governmental Approvals.

(a) Except as set forth in Schedule I, the Company is not required to give any notice to, or to obtain any permit, authorization, license, approval, order, action, designation, declaration, or filing with any governmental authority in connection with the valid execution, delivery and performance of the Transaction Documents, the offer, sale or issuance of the Preferred Sharesto the Purchaser or the consummation or performance of any of the transactions contemplated under the Transaction Documents, including the performance of the First Option and issuance of the First Option Shares, and the performance of the Second Option. Subject to the accuracy of the representations and warranties of the Purchaser set forth in ARTICLE 3, no registration or filing with, or consent or approval of or other action by, any governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of the Transaction Documents, the issuance, sale and delivery of the Preferred Sharesand the First Option Shares or, upon conversion thereof, the issuance and delivery of the Conversion Shares, other than with respect to the Rights Agreement.

(b) Neither the execution and delivery of the Transaction Documents and the performance of the terms thereof, nor the consummation of the transactions contemplated thereby will conflict with, or result in, a violation of, or constitute any default under the Amended Articles, or any agreement, indenture or other instrument to which the Company is a party or by which it is bound, or to which any of the Company’s properties are subject, nor will the performance by the Company of its obligations thereunder violate any law, rule, administrative regulation, order or decree of any court, or of any governmental agency or body having jurisdiction over the Company or applicable to the Company or to any of the Company’s properties, except where such violation would not have a material adverse effect on the business, operations or financial condition of the Company. In addition, such execution, delivery and compliance will not: (i) give to any person, any rights of termination, cancellation or acceleration, with respect to any agreement, contract or commitment referred to in the Transaction Documents, or to any of the properties of the Company; (ii) contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to exercise any remedy or obtain any relief under, any existing applicable laws or any order to which the Company or any of its assets is subject except where such contravention, conflict or violation would not have a material adverse effect on the business, operations or financial condition of the Company; or (iii) contravene, conflict with, or result in a violation of any of the existing material terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material permit, authorization, license or consent that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by them.

SECTION 2.20.      Disclosure. Neither this Agreement, including any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed to the Purchaser and its counsel in writing and of which the Company is aware which materially and adversely affects the business, financial condition, operations, property or affairs of the Company and which, had it been disclosed to a reasonable experienced investor, such as the Purchaser, would have caused such investor to refrain from investing in the Company.

SECTION 2.21.     Offering of the Preferred Shares. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Preferred Shares or any security of the Company similar to the Preferred Shares has offered the Preferred Shares or any such similar security for sale to, or solicited any offer to buy the Preferred Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action, in either case so as to subject the offering, issuance or sale of the Preferred Shares to the registration provisions of the Securities Act or the Israeli Securities Law, 1968.

SECTION 2.22.     Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

SECTION 2.23.     Employees and Consultants. Set forth in Schedule I is a list of the names of the employees, consultants, officers and other individuals receiving compensation from the Company, together with the title or job classification of each such person and the monthly salary to be paid to each such person by the Company, the engagement commencement date, notice period, bonuses, company vehicle, social benefits, other compensation and other special terms.

SECTION 2.24.     Transactions With Affiliates. Except as set forth in Schedule I, to the knowledge of the Company, without inquiry, no officer or director of the Company, no shareholder of the Company, or any person directly or indirectly controlled by any such person or entity, has either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound, except for normal compensation for services for employees and consultants which has been disclosed in writing to the Purchaser and which have been duly approved by the Board and/or the shareholders of the Company in accordance with Sections 268-284 of the Israeli Companies Law (1999), if necessary. To the Company’s knowledge, there are no existing arrangements or proposed transactions, between (a) the Company and (b) any officer, director, or holder of more than 5% of the capital stock of the Company, or any affiliate or associate of any such person (each, a “Related Person”) other than employment-at-will arrangements in the ordinary course of business. No Related Person or employee of the Company is indebted to it, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Related Person or employee, except for expenses incurred in the ordinary course of business, and, with regard to employees and officers other than current compensation and benefits incurred in the ordinary course of business.

SECTION 2.25.     Employee and Consultant Agreements. Each of the officers of the Company and each employee now or previously employed by the Company has executed a Non-Competition, Non-Disclosure, Non-Solicitation and Assignment Agreement with the Company substantially in the form of Exhibit E. Each consultant now engaged by Company including (without limitation) the Founders, and each consultant previously engaged by the Company who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property of the Company, or who had knowledge of, or access to, information relating in any way to the Intellectual Property of the Company, has executed a Non-Competition, Non-Disclosure, Non-Solicitation and Assignment of Inventions Agreement with the Company which is reasonably protective of the Company’s Intellectual Property Rights. All such agreements are in full force and effect. True and correct copies of all such agreements have been delivered to the Purchaser. No current officer or key employee of the Company has advised the Company (orally to Senior Management or in writing) that he intends to terminate employment with the Company. Except as set forth in Schedule I, the Company does not have any contract with any officer or employee or any other consultant or person that is not terminable by it at will without liability, upon a thirty (30) day prior notice. The Company has complied with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health except for such non-compliances which would not have a material adverse effect on the Company. All of the Company’s payment obligations regarding severance, pension and other payments to employees required by applicable law have been fully paid by the Company or properly reserved as reflected in the Company’s financial statements. The Company is not bound by or subject to any contract, commitment or arrangement with any labor union; no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company, nor is the Company aware of any other labor organization activity involving any of them.

SECTION 2.26.     Records. The minute books of the Company, which have been provided to the Purchaser, contain accurate and complete copies of the minutes of every meeting of the Company’s shareholders and Board of Directors (and any committee thereof). No resolutions have been passed, enacted, consented to or adopted, and no action was taken, by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The books of account, share record books and all other corporate records of the Company are complete and accurate in all material respects.

SECTION 2.27.     Environmental and Safety Laws. To the Company’s knowledge the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge no material expenditures are required in order to comply with existing law and regulations. The Company is not aware of any facts or circumstances that exist with respect to the past or present operations or facilities of the Company which would give rise to a material liability or material corrective or remedial obligation under any such statute, law or regulation.

SECTION 2.28.     Employee Benefit Plans.

(a) Schedule I lists all the documents relating to any employee benefit plans, including any bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, option, share purchase, bonus or other plan, agreement, policy, trust fund or arrangement, established, maintained, sponsored or contributed to by the Company on behalf any employee, officer or director of it (whether current, former or retired) or their beneficiaries or with respect to which the Company has or has had any obligation on behalf of any such employee, officer, director, or beneficiary, if any (each a “Plan” and, collectively, the “Plans”). The Company provided the Purchaser’s counsel with true and correct copies of all Plans. Schedule I includes a chart of all currently outstanding options granted under the Plans, including amount vested, date granted and vesting schedule.

(b) The Company has performed all of its obligations under all Plans, and has made entries in its financial records and statements as required by the GAAP for all obligations and liabilities under such Plans. The Company is in compliance with all applicable laws regarding such Plans, and no accumulated funding deficiency, whether or not waived, exists with respect to any such Plans. All filings required by applicable laws have been timely filed, and all notices and disclosures to participants required by applicable laws have been timely provided. All contributions and payments made or accrued with respect to the Plans are deductible under the applicable tax laws.

(c) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated under the Transaction Documents.

SECTION 2.29.     Employees. Except as set forth in Schedule I, each officer and key employee of the Company is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. The Company is not aware of any officer or key employee of the Company planning to work less than full-time at the Company in the future.

SECTION 2.30.     Office of Chief Scientist; Investment Center. As set forth in Schedule I, the Company has received grants from the Office of the Chief Scientist and possible tax relief from the Investment Center of the Ministry of Industry and Trade and is in full compliance with the requirements of such governmental bodies. The Company has not received any other grants from any governmental entity or other person.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to the Company that:

SECTION 3.01.      Organization, Standing and Power

Purchaser is a company duly organized and validly existing under the laws of the State of Israel.

SECTION 3.02.      Authority; Conflicts; Consents

Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

SECTION 3.03.      Broker’s and Finders’ Fees

Purchaser has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 3.04.     Investment Intent.

Purchaser is purchasing the Preferred Shares and, if relevant, will purchase the First Option Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser confirms that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to entering into this Agreement. Purchaser has not been organized for the sole purpose of acquiring the Preferred Shares.

SECTION 3.05.     No Market for Shares.

Purchaser acknowledges that the Company is a privately held company and that its Preferred Shares are not registered or listed for trade on any stock exchange.

ARTICLE 4
COVENANTS OF THE COMPANY

SECTION 4.01.     Information and Inspection Rights.

(a) So long as Purchaser continues to hold at least 5% of the Company’s share capital, the Company shall deliver to Purchaser: (i) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with US GAAP, and audited and certified by one of the “Big Four” independent public accountant firms,; (ii) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited and reviewed income statement, statement of cash flows for such fiscal quarter and an unaudited and reviewed balance sheet as of the end of such fiscal quarter. The aforesaid reports shall be in reasonable detail, prepared in accordance with US GAAP consistently applied with prior practice for earlier periods; (iii) within fifteen (15) days of the end of each month, a short form report as determined by the Board of Directors of the Company for and as of the end of such month, in reasonable detail, and compared against plan (iv) a budget and business plan for the next fiscal year, prepared on a monthly basis, including operating budget, balance sheets, income statements and statements of cash flows for such months at least 30 days prior to the beginning of the fiscal year (v) monthly CEO status report covering the past month together with R&D, Sales and Marketing activities and plans for the following month; (vi) prompt notice of any litigation or material adverse claims or disputes; and (vii) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Purchaser may from time to time reasonably request.

(b) With respect to the financial statements called for in subsections (i) and (ii), estimates made in good faith shall be delivered to Purchaser immediately upon closing of the fiscal year or quarter (as applicable). With respect to the financial statements called for in subsection (ii) of Section (a), such shall include an instrument executed by the Chief Financial Officer or Chief Executive Officer on behalf of the Company certifying that such financials were prepared in accordance with the terms of those subsections and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

(c) So long as Purchaser appoints a director, such reports will be based on the requests of such director.

(d) So long as Purchaser continues to hold at least 5% of the Company’s share capital, Purchaser shall be entitled to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Purchaser.

(e) Notwithstanding this Section 4.01, a majority of the Company’s Board of Directors may determine in good faith that Purchaser should not have access to certain information if (i) such exclusion is necessary in order to avoid a material conflict of interest, and (ii) its disclosure to Purchaser may cause an adverse effect on the Company. If such information is related to a transaction with a third party, this limitation shall only apply with respect to such third party’s proprietary information.

(f) These information rights shall terminate upon the Company’s initial public offering or upon a merger or other acquisition of the Company.

(g) Without derogating from any other agreement or undertaking to which any of the parties hereto is or may become in the future subject, and in addition to any such agreement or undertaking, the Purchaser undertakes that it shall keep in confidence, and not to use for any purpose whatsoever except in connection with the exercise of any of its rights under this Agreement, any and all information relating to the Company which has been provided to it by the Company or was otherwise obtained by it, except for information which is or shall be in the public domain not due to any act of the Purchaser in breach of law or agreement or which the Purchaser is required to disclose under any applicable law or stock exchange regulations.

SECTION 4.02.     Use of Proceeds.

The Company and its subsidiaries undertake to use the funds received from Purchaser substantially for the purpose of: A) building a sales and marketing team that will mainly promote the sale of joint CTI2-AudioCodes solutions and (B) successfully completing the integration of the Company’s applications into AudioCodes’ IPmedia product line. The Company covenants to use the proceeds in accordance with the Statement of Work and Budget, attached hereto as Exhibit F.

SECTION 4.03.     Protection of Proprietary Information.

The Company will take all reasonable measures necessary to ensure that any and all Intellectual Property developed in the future by any employee or consultant of the Company and necessary for the Company to carry on its business as now conducted and as proposed to be conducted, shall be the property solely of the Company.

SECTION 4.04.     Distribution Agreement

Purchaser and the Company shall execute a non exclusive distribution and marketing agreement by which Purchaser shall be entitled to resell the Company’s products and/or refer customers to Company and receive a commission on such referrals, within thirty (30) days of the Closing Date, in the form as shall be agreed upon by the parties.

ARTICLE 5
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

        The obligation of Purchaser to purchase and pay the Aggregate Purchase Price for the Preferred Shares being purchased at the Closing is, at its option, subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a) Opinion of Company's Counsel. The Purchaser shall have received from Ori Rosen & Co., Law Offices, counsel for the Company, an opinion dated as of the Closing Date, in form and scope satisfactory to the Purchaser and its counsel, as set forth on Exhibit G.

(b) Representations and Warranties to be True and Correct. The representations and warranties contained in Article 2 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company, by its Chief Executive Officer, shall have certified to such effect to the Purchaser in writing.

(c) Performance. The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Company, by its Chief Executive Officer, shall have certified to the Purchaser in writing to such effect and to the further effect that all of the conditions set forth in this Article 5 have been satisfied.

(d) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and their counsel, and the Purchaser and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(e) Supporting Documents. The Purchaser and their counsel shall have received copies of the following documents:

(i) the Amended Articles;

(ii) a certified copy of the Company's Register of Shareholders;

    (iii)        a certificate of the Company, by its Chief Executive Officer, dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the execution, delivery and performance of the Transaction Documents, the issuance, sale and delivery of the Preferred Shares and the reservation, issuance and delivery of the First Option Shares against payment therefore in accordance with the First Option, and the Conversion Shares and the issuance and delivery of the First Option, and reconfirmation of issuances of the previously authorized classes of Preferred shares of the Company; and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (B) that the Amended Articles has not been amended since the date of their adoption; and

(iv) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or their counsel reasonably may request.

(f) Rights Agreement. The Company and other parties whose signature is required for the amendment of the Rights Agreement, shall have executed and delivered the Rights Agreement.

(g) Employment Agreements. Employees shall be bound by or have entered into employment agreements and a Non-Competition, Non-Disclosure, Non-Solicitation and Assignment Agreement with the Company, pursuant to terms acceptable to Purchaser.

(h) Employee Bonus Plan. The Company shall have adopted an employee bonus plan, acceptable to Purchaser.

(i) Articles. The Amended Articles shall read in its entirety as set forth in Exhibit D.

(j) Election of Directors. The number of directors constituting the entire Board of Directors shall consist of up to seven members. Mr. Shabtai Adlesberg shall have been appointed by Purchaser as a member of the Board of Directors and Yehuda Hershkovits shall have been appointed by Purchaser as an observer to the Board of Directors.

(k) Preemptive Rights. All shareholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Preferred Shares, First Option Shares or the Conversion Shares, and exercise of the Second Option, shall have irrevocably waived the same in writing or, in the absence of such waiver, the same have irrevocably expired.

(l) Insurance. The Company shall have obtained from a financially sound and reputable insurer a directors and officers liability insurance coverage covering all the directors of the Company on terms acceptable to the Purchaser (the "D&O Insurance Policy").

(m) Third Party Consents. The Company shall have delivered to Purchaser, all third party consents, including the consent of any governmental authority, required or necessary, in the reasonable opinion of Purchaser, in order to consummate the transactions contemplated under the Transaction Documents.

(n) Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

(o) Absence of Adverse Changes. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition or the assets or properties of the Company in the good faith judgment of the Purchaser, except for any change resulting from lack of funds.

ARTICLE 6
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

        The obligation of the Company to sell the Preferred Shares to the Purchaser at the Closing is, at its option, subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

(a) Representations and Warranties to be True and Correct. The representations and warranties contained in ARTICLE 3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(b) Performance. Purchaser and any other party whose signature on any of the Transaction Documents shall have performed and complied in all material respects with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.

(c) Rights Agreement. The Purchaser shall have executed and delivered the Rights Agreement.

(d) Payment of Purchase Price. Purchaser shall have paid to the Company the Aggregate Purchase Price.

ARTICLE 7
INDEMNIFICATION

SECTION 7.01.     Survival of Agreements. All covenants, agreements, representations and warranties made by the Company, and on behalf of the Company in any of the Transaction Documents shall survive the execution and delivery of all of the Transaction Documents, the issuance, sale and delivery of the Preferred Shares and the First Option Shares, and the issuance and delivery of the Conversion Shares.

SECTION 7.02.     Indemnification. Subject to the terms of this Article 7, the Company (an “Indemnifying Party”) shall indemnify, defend and hold harmless Purchaser from and against, and pay or reimburse, as the case may be, the Purchaser for, any and all Damages as actually incurred or suffered by Purchaser directly based upon, arising out of or otherwise in any way relating to or in respect of :

(a) any breach of any of the representations or warranties contained in this Agreement or on the Closing Date; or

(b) any breach or violation of any covenant or agreement of the Company contained in any Transaction Document.

(c) Notwithstanding anything above to the contrary: (i) the Indemnifying Parties shall not have any obligation to indemnify the Purchaser from and against any Damages (a) until Purchaser has suffered Damages by reason of all such breaches of representations and warranties and/or covenants and agreements herein in excess of $50,000 in the aggregate (not taking into account any “materiality” qualifiers to such representations and warranties), or (b) that exceed, in the aggregate, the Aggregate Purchase Price plus any legal fees payable pursuant to this Article 7 .

     (ii)        the representations or warranties contained in this Agreement or on the Closing Date shall expire eighteen months after the Closing hereunder, except with respect to any good faith claim made in writing by the Purchaser prior to such date, and reasonably supported by documentary evidence, which claim shall survive until finally resolved between the parties.

(d) “Damages” means any and all direct losses, liabilities, claims, deficiencies, fines, payments, taxes, liens, costs and expenses (including all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and reasonable costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and expenses, incurred in investigating, preparing for or defending against any such actions or in asserting, preserving or enforcing Purchaser’s rights hereunder). For the avoidance of doubt, none of the parties shall be liable to the other party for any indirect or consequential damage, including lost profits, loss of opportunities, damage to reputation etc.

SECTION 7.03.     Procedures for Indemnification

(a) If a claim or demand is made against Purchaser, or if Purchaser shall otherwise learn of an assertion, by any person who is not a party to this Agreement (a “Third Party Claim”) as to which the Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, Purchaser will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim in a prompt manner a reasonable amount of time after becoming aware of such Third Party Claim; provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against Purchaser, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to Purchaser. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to Purchaser for any legal or other expenses subsequently incurred by Purchaser in connection with the defense thereof; provided that, if pursuant to an opinion of an independent legal counsel retained by both parties a conflict of interest exists in respect of such claim, Purchaser will have the right to employ separate counsel to represent Purchaser and in that event the reasonable fees and expenses of such separate counsel will be paid by Indemnifying Party. Purchaser will have the right to be involved in (but not to lead) the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Purchaser for any period during which the Indemnifying Party has failed to assume the defense thereof. The Indemnifying Party will keep Purchaser fully informed of all developments relating to or in connection with such Third Party Claim. Purchaser will fully cooperate with the Indemnifying Party in the defense thereof if requested by the Indemnifying Party (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

(c) Indemnifying Party will not consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Purchaser ‘s prior written consent which will not be unreasonably withheld.

(d) Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by written notice given by the Purchaser to the Indemnifying Party within the time period set forth above and reasonably supported by documentary evidence.

SECTION 7.04.     Set-off Right. Purchaser shall not be entitled to set-off from any amount due hereunder or pursuant to the Transaction Documents (including pursuant to the First Option and/or the Second Option) any Damages sustained by Purchaser and which are indemnifiable hereunder.

SECTION 7.05.     Exclusive Remedy. This Article 7 constitutes the sole and exclusive remedy to the Purchaser and the sole and exclusive liability of the Company or anyone on its behalf or related to it, in respect of all covenants, agreements, representations and warranties made by the Company, and on behalf of the Company in this Agreement and any schedule or exhibit instrument hereunder, except as specifically stated in the Second Option.

ARTICLE 8
MISCELLANEOUS

SECTION 8.01.     Termination. Purchaser, at its sole discretion, shall be entitled to terminate this Agreement prior to the Closing (whether before or after approval of the Company’s Board of Directors or shareholders meeting), if the conditions to Closing listed in Article 5 have not been satisfied on or before December 9, 2005. In the event of the termination of this Agreement as provided above, this Agreement shall be of no further force or effect; provided, however, that all confidentiality obligations shall survive the termination of this Agreement and shall remain in full force and effect.

SECTION 8.02.     Transfer Taxes. Any transfer, documentary, stamp, sales, use or other taxes assessed upon or with the execution of this Agreement, the issuance, sale and delivery of the Preferred Shares, the First Option Shares and the Conversion Shares, and any recording or filing fees with respect thereto, shall be the responsibility of the Company.

SECTION 8.03.     Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

SECTION 8.04.     Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

SECTION 8.05.     Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed as follows:

(a) if to the Company, at 5 Sapir Street, POB 12112, Herzeliya Pituach, Israel 46733, with a copy, which shall not constitute a service of process, to Adv. Ori Rosen & Co. Law Offices, 1 Azrieli Center, Tel Aviv, Israel 67021; Facsimile: +972-3-607-4701; and

(b) if to Purchaser, at 1 Hayarden Street, Airport City Lod, Israel 70151, with a copy which shall not constitute a service of process, to Noma Floom, 7 Menachem Begin St, Ramat Gan, Israel, Facsimile: + 972 – 3 – 6110788;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

SECTION 8.06.     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without giving effect to the principles of conflicts of law thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in the city of Tel Aviv-Jaffa, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

SECTION 8.07.     Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

SECTION 8.08.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

SECTION 8.09.     Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Purchaser.

SECTION 8.10.     Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 8.11.     Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

SECTION 8.12.     Confidentiality.

(a) Disclosure of Terms. The terms and conditions of this Agreement, the Transaction Documents (including without limitation the existence or terms of the First Option and the Second Option) and all transactions contemplated therein (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by the Company to any third party.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose any of the Financing Terms (i) to all of its shareholders, directors, officers and employees, as required for the execution and performance hereof, or in order to comply with applicable law; (ii) to their attorneys, independent accountants and other professional advisors or consultants, in each case only where such persons or entities are under appropriate nondisclosure obligations, and (iii) in connection with the enforcement of this Agreement or its exhibits.

(c) Legally Compelled Disclosure. In the event that the Company is requested or becomes legally compelled to disclose the existence of the Financing Terms in contravention of the foregoing provisions, the Company shall provide Purchaser with prompt written notice of that fact so that Purchaser may seek (with the cooperation and reasonable efforts of the Company) a protective order, confidential treatment or other appropriate remedy. In such event, the Company shall furnish only that portion of the information which is legally required, as determined by the written legal opinion of legal counsel, and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by Purchaser.

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        IN WITNESS WHEREOF, the Company, and the Purchaser have executed this Series E Preferred Share Purchase Agreement as of the date first above written.

CTI SQUARED LTD. By: /s/ Ofer Barshad ————————————————— Name: Ofer Barshad Title: Chief Financial Officer

        IN WITNESS WHEREOF, the Company, and the Purchaser have executed this Series E Preferred Share Purchase Agreement as of the date first above written.

PURCHASER: AUDIOCODES LTD. By: /s/ Shabtai Adlersberg —————————————————————— Name: Shabtai Adlersberg Title: Chairman of the Board, President and CEO